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                                                                   EXHIBIT 10.10

                      AGREEMENT BETWEEN DARTMOUTH COLLEGE

                             AND DRKOOP.COM, INC.

THIS AGREEMENT is made this 29th day of March 1999 (the Effective Date) by and between Trustees of Dartmouth College ("Dartmouth"), a Corporation established by Royal Charter and existing under the laws of the state of New Hampshire, owner and operator of Dartmouth Medical School (DMS), and drkoop.com, Inc. ("DKC"), a Delaware corporation whose principal offices are located at 8920 Business Park Drive, Suite 200, Austin, Texas 78759 (together, the Parties).

                                  BACKGROUND

DKC is developing and marketing drkoop.com, a web site on the worldwide web/Internet, hereafter, Internet. Included in its web format are Dr. Koop's Community (an on-line community), Dr. Nancy Hospital Partnership Programs, and disease and wellness management titles which together with other DKC products, constitute DKC's web site, drkoop.com. The content of these titles is textual, statistical, video, audio and graphical representations of medical and scientific information constructed in a dynamic and interactive format that educates the consumer about disease and wellness topics of personal interest (hereafter the Content) on its web site, drkoop.com, and elsewhere.

DKC wishes to display on its website, and license for display on other web sites, articles (including text and graphics) produced by science and health care professionals on disease and wellness management topics, aimed at an audience of health care consumers. Such articles shall be known as Health Care and Disease Content Articles ("HCDCAs").

The mission of DMS is excellence in teaching, patient care, and research, and it is the view of DMS that the accomplishment of this mission can be furthered through innovative efforts in patient education and physician communication. Consequently, in an effort to improve the skill of its faculty in communicating with patients (and teaching such skills to medical students and other health care professionals), and to improve the ability of patients to make informed, participatory decisions concerning their own health care, Dartmouth (through
DMS) desires to be the principal provider to DKC of HCDCAs for the duration of this Agreement. These articles that are produced and approved by Dartmouth shall be known as the "Deliverable Content".

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, and intending to be legally bound hereby, the Parties agree as follows:

                                  ARTICLE I.

                          DARTMOUTH RESPONSIBILITIES

1.1. Delivery of Content:  Dartmouth will be responsible for delivering, in
     --------------------
electronic format, a minimum of 30 HCDCAs (not to exceed 35 HCDCAs without mutual consent of the parties) in the form of text and graphics to DKC. Dartmouth will deliver content for the first year of the

____________________
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

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Agreement to DKC according to a mutually agreed upon delivery schedule to be defined and attached hereto as Schedule A ("Deliverable Content") within thirty
(30) days of the Effective Date, which sets forth the articles contracted for and agreed upon delivery dates. Adjustment to this schedule will be based on mutual consent. Not less than 30 days before the annual anniversary date of this Agreement, Dartmouth and DKC shall agree on a "Schedule A" for the upcoming year of the Agreement, setting forth the Dartmouth Content to be provided during such year and the schedule for its delivery.

1.2. Content Updates:  Dartmouth will review and update all Deliverable Content
     ---------------
and Existing DKC Content reviewed by Dartmouth regularly as needed, and not less often than semiannually. All Deliverable Content will include a statement that states "This content is regularly updated by Dartmouth Medical School." Dartmouth will use reasonable efforts to ensure that the information contained in the Dartmouth Content, including footnotes and bibliographic and other references remains complete and accurate and incorporates relevant new scientific or medical information related to the topic presented in the Dartmouth Content. Deliverable Content, Existing DKC Content reviewed by Dartmouth and Dartmouth News Content collectively shall be referred to as Dartmouth Content.

1.3. Existing DKC Content Review:  DKC will make available to Dartmouth in
     ---------------------------
electronic form the Existing DKC Content specified in Schedule B. Dartmouth will review such Existing DKC Content on a preliminary basis for accuracy and timeliness in accordance with the schedule set forth below, and identify each article of such content as i) acceptable for continued display as is; ii) acceptable for continued display with minor revisions for accuracy; iii) unacceptable for continued display. Articles in category (i) will remain unless and until replaced by Dartmouth with Dartmouth Content. Articles in category
(ii) will be revised in accordance with the schedule set forth on Schedule B. Articles in category (iii) will be removed from the drkoop.com website as soon as reasonably possible. Replacement of articles in category (iii) will be accomplished in accordance with Section 1.4. Existing DKC Content, either before or after the preliminary review, shall not be represented or identified as Dartmouth Content, but shall be treated as Dartmouth Content for the purposes of this Agreement as set forth in Section 1.2 above. DKC represents and warrants to Dartmouth that it owns, and will license to Dartmouth, all rights necessary for Dartmouth to carry out its obligations under this Section 1. Dartmouth will review and revise the Existing DKC Content in accordance with Schedule B and shall commence such work no later than April 1, 1999 (the "Anniversary Date").

1.4. Revisions or Replacement of Website Content:  Should the parties agree that
     -------------------------------------------
an article of Existing drkoop.com Content is within category (iii) as set forth in Section 1.3 above, and should be replaced or revised, that article will by mutual agreement be placed on Schedule A as a new article of Deliverable Content to be provided pursuant to this Agreement. The priority assigned to revising or replacing an article of existing content will be mutually agreed upon in relation to the priorities assigned to the other items of Deliverable Content listed on Schedule A.

1.5. Performance Standards:  Dartmouth will use good faith efforts to ensure
     ---------------------
that all Dartmouth Content it delivers to DKC shall be supported by current medical and academic research and development, and shall have been developed in accordance with prevailing medical

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and academic standards for development of disease management protocols. DKC and
Dartmouth will agree on editorial guidelines for Dartmouth Content to ensure a consumer oriented style of language for the Dartmouth Content as well as consistency with prevailing medical standards for effective communication. Dartmouth will adhere to these guidelines unless they are changed by mutual consent.

1.6. Dartmouth Name and Logo.  Each article of the Deliverable Content and
     -----------------------
Dartmouth News Content, when displayed in full (e.g. excluding abstracts and
                                                ----
headline) will display the name and logo of DMS/DCMS, the Content title, and authors' names, photographs, and biographies, all in a manner and according to style criteria to be mutually agreed upon. In the event a portion of the Deliverable Content or Dartmouth News Content is displayed as an abstract or excerpt, such abstract will: (i) not contain DMS/DCMS logos, and (ii) will contain language that states: "This abstract/excerpt is derived from a longer article written by the Dartmouth Medical School."

1.7. Consumer News Articles:  Dartmouth will provide at least 1 news article per
     ----------------------
week (expected length of 500-1000 words) focusing on medical advances or groundbreaking developments in the world of medicine ("Dartmouth News Content"). These articles will be written at a consumer level of understanding, yet maintain a professional nature. This "What your Doctor is Reading" type of feature is intended to allow visitors to DRKOOP.COM to learn about medical research and medical journal articles in greater detail than standard news reports, without being overwhelmed by technical language. Dartmouth will be a non-exclusive provider of news content for DKC.

1.8. Right of First Refusal.  Dartmouth will have a right of first refusal to
     -----------------------
produce additional medical school-supplied HCDCAs beyond those identified on Schedule A for any year of this Agreement, and medical school-supplied reviews of publications authored by third parties. In the event that such services are required by DKC from a medical school, DKC will first offer Dartmouth the opportunity to perform them, and the parties will negotiate mutually agreeable terms and conditions for such work. If the parties are unable to agree on terms and conditions within five (5) business days of DKC's notice to Dartmouth, DKC shall be free to have such functions performed by third parties. This right of first refusal applies only to those editorial functions for which DKC is seeking a medical school as an outside contractor. This right of first refusal shall not apply in the event DKC customers create subcommunities that contain non-Dartmouth disease and wellness content, or in the case that an individual party or an affiliate customer provides disease and wellness content (not created by a medical school) to drkoop.com.

                                  ARTICLE II.

                             DKC RESPONSIBILITIES

2.1. DKC will operate and maintain drkoop.com, and any other of its websites on which Dartmouth Content appears, in a reasonable, responsible, and professional manner, in accordance with applicable industry standards, and in a manner that reflects credit on DMS/DCMS.

2.2. DKC will be responsible for all technical aspects of displaying Dartmouth Content on its websites and elsewhere as permitted by this Agreement, including without limitation

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transformation of Dartmouth-provided text and graphics into electronic formats capable of being displayed on websites. DKC will provide remote administrative support to assist Dartmouth in the efficient management of its content preparation and submission. It is understood and agreed that content preparation is under the direction of Dartmouth, and that DKC shall not have any responsibility to provide on-site administrative or clerical support for the title management teams other than as stated in Section 2.3 below, or as mutually agreed upon by the parties.

2.3. DKC administrative personnel, and, from time to time, other individuals such as physicians and experts in specific content fields, may be invited by DKC, with approval of Dartmouth, to participate in the planning of Dartmouth Content; such approval not to be unreasonably withheld or delayed;

2.4. DKC will have sole responsibility for dealing with customers, advertisers, and technical issues relating to drkoop.com.

2.5. Except with Dartmouth's prior approval or at Dartmouth's specific request, all displays of Deliverable Content in full (excluding, for example, excerpts and headlines), whether by DKC on its website, or by a sublicensee, shall include the names of the authors as well as the DMS/DCMS name and logo and the drkoop.com name and logo; the parties may mutually agree on style guidelines for use with sublicensees that permit deviation from this standard.

2.6. All displays of Deliverable Content, whether by DKC on its website, or by a sublicensee, shall separate graphically the Deliverable Content from all advertising, promotions, or other material of a commercial nature in order to avoid any inference that Dartmouth is endorsing any product, service, or company. The parties agree that the graphic separation included in DKC's mock up of a Graves Disease article prepared by Dr. Donald St. Germain in February of 1999 is an acceptable example. DKC will use reasonable efforts to maintain a non-commercial look and feel to the drkoop.com website; provided that this shall in no way prohibit DKC from including advertising on the drkoop.com website.

2.7. All displays of Deliverable Content, whether by DKC on its website or by a sublicensee, shall have the following disclaimers or a mutually agreed upon alternatives:

          (i) "Dartmouth Medical School does not endorse or approve products or services, and therefore this article is not intended to be, and should not be regarded as, an endorsement or approval of any product or service."

          (ii) "Advice received from this article should not be relied upon for personal, medical, legal, or financial decisions; consumers of health care should consult an appropriate professional for specific advice tailored to their situation. This information is not intended to be a substitute for professional medical advice. You should not use this information to diagnose or treat a health problem or disease without consulting with a qualified health care provider. Please consult your health care provider with any questions or concerns you may have regarding your condition."

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                                 ARTICLE III.

                            MUTUAL RESPONSIBILITIES

3.1. DKC and Dartmouth will jointly identify and define additional product development projects of mutual interest to expand the application of Internet technologies to Health care.

3.2. DKC and Dartmouth will define a co-branding strategy that uses the strengths of both Dr. C. Everett Koop's name and the established reputation of Dartmouth. However, each party must obtain the prior written consent of the other party before using such other party's name, symbols, trade names, trademarks, service marks, or logos (collectively "Marks") other than as specifically contemplated by this Agreement. Other than as specifically set forth in this Agreement, neither party shall use, publish or make any reference to the name, symbols, trade names, trademarks, service marks or logos of the other party or its affiliates, or any derivation thereof, in any form of print, publicity, promotional or advertising material, or over any broadcast media without the other party's prior written consent to the specific contemplated use, which consent shall not be unreasonably withheld. It is understood and agreed that if DKC has the right to, or obtains consent from Dartmouth to, include Dartmouth Marks on content on the drkoop.com website, it shall have the right to sublicense such Dartmouth Marks in conjunction with the related content to Content Users without requiring further consent from Dartmouth.

3.3. Dartmouth and DKC agree herein that Dartmouth will have no responsibility for any Content presented on DKC's website, DRKOOP.COM other than as set forth in Section 1 above.

3.4. DKC will have the right to create subcommunities within Dr. Koop's Community at the request of healthcare organizations that may want to use Dartmouth Content for their own purposes. One or more articles of Dartmouth Content may be selected from the remainder of the DRKOOP.COM website content for use in these subcommunities. However, in the absence of prior permission from Dartmouth, each article of Dartmouth Content so selected must appear intact and may not be edited or changed in any way without prior consent of Dartmouth, and the names of authors and the DMS/DCMS names and logos must remain displayed with the Dartmouth Content.

3.5. Intellectual Property Rights
     ----------------------------

     (a)  Ownership.
          ---------

          (i) Dartmouth shall assert no rights to any content other than Deliverable Content and Dartmouth News Content. Any updates or revisions made by Dartmouth to Existing Content shall be considered "works made for hire" under the United States Copyright Act, and all rights to said updates or revisions shall belong to DKC.

          (ii) Dartmouth shall own all Deliverable Content, subject to the license granted in Section 3.5(b) below.

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          (iii) In the event DKC enhances Deliverable Content in a manner permitted by this Agreement, DKC shall own said enhancements, but shall not thereby obtain any additional rights to the Deliverable Content itself.

     (b)  License.  Dartmouth hereby grants DKC a sole, worldwide license,
          -------
including the right to sublicense as provided for in Section 3.5 (b)(ii) below, to reproduce, have reproduced, use, display, distribute, and perform the Dartmouth Content. Dartmouth shall grant no other licenses to use the Deliverable Content, and the license shall be exclusive except that Dartmouth shall retain for itself and its academic affiliates the right to use the Deliverable Content in connection with non-commercial academic, patient care, and research activities.

     Said license is subject to the following terms and conditions:

          (i) No use of Dartmouth Content by DKC may conflict with Dartmouth's research, academic, or patient care mission or threaten or damage the reputation or integrity of Dartmouth or any of its constituent parts (including DMS);

          (ii) DKC may sublicense Dartmouth Content subject to the following conditions:

               (A) No use of Dartmouth Content by DKC sublicensees may conflict with Dartmouth's research, academic, or patient care missions or threaten or damage the reputation or integrity of Dartmouth or any of its constituent parts (including DMS).

               (B) DKC shall monthly provide Dartmouth with a list identifying all sublicensees; all such information shall be considered DKC Highly Confidential Information; DKC shall pay the website access fees charged by any Sublicensee for any publicly accessible website on which Dartmouth Content is displayed; provided that DKC shall only be obligated to pay for one single user license and only to the extent the license fees for any such website do not exceed one thousand dollars per year. In the event DKC sublicenses the Deliverable Content for use on a non-publicly accessible website, DKC shall either i) obtain for Dartmouth access to such website, ii) provide to Dartmouth, in hard copy or electronic form, an accurate representation of the presentation of Deliverable Content on such website; or iii) require the removal of the DMS/DCMS name and logo from the Deliverable Content on any such site.

               (C) All sublicenses shall include restrictions on use of Dartmouth Content at least as restrictive as those set forth in this Agreement;

               (D) Unless otherwise agreed to or otherwise directed by Dartmouth under subsection E below, DKC shall require that all sublicensees displaying Deliverable Content in full include with said Content the authors' names and the DMS/DCMS name and logo and attribution to drkoop.com;

               (E) Dartmouth may request that DKC remove the DMS and/or DCMS names and logos from Dartmouth Content displayed on any website should Dartmouth determine

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that its best interests are inconsistent with such use, and DKC agrees to use reasonable efforts to have such names and logos removed within fifteen (15) business days of notice from Dartmouth.

          (iii) The rights granted to DKC above shall include the right to create abstracts/excerpts of DMS Owned Content, and to enhance the DMS Owned Content as necessary. Any other modifications to the DMS Owned Content shall require DMS' prior written approval.

     (c)  Exclusivity.  Dartmouth agrees that during the term of this Agreement
          -----------
and for 1 year after its expiration or termination:

          (i) Dartmouth will not establish a website competing with drkoop.com;

          (ii) Dartmouth will not provide Deliverable Content to any website that competes with drkoop.com;

          (iii) Dartmouth will not provide HCDCA's having the "look and feel" of Deliverable Content to any website that competes with drkoop.com.

3.6. Staffing.  Each party shall hire and maintain adequate competent staff
     --------
necessary to carry out its obligations under this agreement.

                                  ARTICLE IV.

                               FEES AND PAYMENT

4.1. For the license granted hereunder, DKC shall pay Dartmouth royalty fees as follows:

     (a) Year 1: * * *, payable as follows: Five payments of * * * each, with the first payment due and payable sixty (60) days from the Anniversary Date (as defined in Section 1.3 above), and each additional payment due and payable every sixty (60) days thereafter.

     (b) Year 2: * * *, payable as follows: Five payments of * * * each, with the first payment due and payable sixty (60) days from the first Anniversary Date (as defined in Section 1.3 above), and each additional payment due and payable every sixty (60) days thereafter.

     (c) Year 3: * * *, payable as follows: Five payments of * * * each, with the first payment due and payable sixty (60) days from the second Anniversary Date (as defined in Section 1.3 above), and each additional payment due and payable every sixty (60) days thereafter.

____________________
* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.2. The parties shall mutually agree to the amount and payment schedule for the fourth and fifth years of the agreement not less than 120 days prior to the third Anniversary Date.

                                  ARTICLE V.

                                   INSURANCE

5.1. DKC and Dartmouth shall each obtain and maintain during the term of this Agreement, at each Party's own expense, the following insurance coverage:

     (a) Professional liability insurance coverage on behalf of itself and its respective officers, directors, trustees, and employees in the minimum amounts required by law, or in the absence of such legally required amounts, in the minimum amount of Two Million Dollar ($2,000,000) per claim and Three Million Dollars ($3,000,000) in the annual aggregate.

     (b) Comprehensive general liability insurance with broad form property damage endorsement, with such policy to afford protection in amounts not less than Two Million Dollars ($2,000,000) with respect to bodily injury or death of any one person, on a combined single limit basis, and One Million Dollars ($1,000,000) with respect to damage of the property of any one owner from one occurrence; and

     (c) Workers compensation insurance in amounts required by law, covering its officers, directors, trustees, employees and agents who are in any way engaged or connected with the performance of this Agreement, and Employers Liability Insurance in an amount of not less than One Hundred Thousand Dollars ($100,000).

5.2. All Insurance coverage required under this Agreement shall be provided under either (1) valid and enforceable policies issued by insurance companies legally authorized to do business; or (2) a program of self insurance with comparable coverage and supported by funded reserves as determined by the recommendation of an independent actuary. Each party shall provide certificates of insurance to the other, upon request, evidencing such coverage.


                                  ARTICLE VI.

                                INDEMNIFICATION

6.1. DKC agrees to indemnify and hold harmless Dartmouth, including its trustees, directors, officers, faculty, and employees, and their successors and assigns, from and against any and all claims, demands, actions, charges, liabilities and damages, including reasonable attorneys fees and costs (the "Claims"), whether known or unknown, present or future, brought against Dartmouth, to the extent that (i) such Claims pertain to content other than Dartmouth Content found on any websites owned or operated either by DKC or by Sublicensees pursuant this agreement, or (ii) such Claims arise from or relate to the operation of any websites owned or operated by DKC except as set forth in
Section 6.2 below, or (iii) such claims arise from or relate to the operation of any websites owned or operated by the Sublicensees identified in this Agreement except as set forth in 6.2 below.

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6.2. Dartmouth shall indemnify and hold DKC, its Sublicensees, directors, officers, and employees, and their successors and assigns harmless from all Claims brought against DKC alleging that: (i) any of the Dartmouth Content infringes upon any trade secret, patent, copyright, right of privacy, right of publicity, right of confidentiality, or other proprietary right of a third party, or (ii) any Dartmouth Content contains material errors and/or omissions. The indemnifying Party's obligations hereunder shall only apply to the extent that the particular Claim is not the result of the negligence, or the intentional or willful misconduct of the other Party hereto.



6.3. The above obligations to indemnify shall only apply if (i) the indemnified party provides the indemnifying party prompt notice of any covered Claim, (ii) the indemnifying party is given sole control of the defense and settlement of the Claim or threatened Claim, and (iii) the indemnified party agrees to cooperate in the defense of the Claim or threatened Claim at its own cost and expense.

                                 ARTICLE VII.

                                     TERM

7.1. The term of the Agreement shall be for a period of five (5) years from the Anniversary Date of this Agreement, unless sooner terminated as provided in this Agreement.

7.2. Unless otherwise specified by the Parties, the termination of this Agreement shall not affect the terms or provisions of any separate agreement entered into by the Parties.

                                 ARTICLE VIII.

                                  TERMINATION

8.1. This Agreement may only be terminated as follow:

     (a) If Dr. C. Everett Koop terminates his relationship with DKC for any reason, or if Dr. C. Everett Koop suffers a disability that materially impairs his ability to participate substantially in the DKC website project, DKC must provide immediate notice of such event to Dartmouth. At its discretion, Dartmouth may terminate this Agreement upon receipt of such notice.

     (b) DKC and Dartmouth may mutually agree in writing to terminate this Agreement at any time.

     (c) Either party may terminate this Agreement, without cause, upon any anniversary of the Anniversary Date of this Agreement, by providing written notice of such termination, at least one hundred and twenty days (120) prior to such Anniversary Date, or within ten (10) days if the parties fail to agree on a Schedule A within the thirty day period set forth in Section 1.1.

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     (d) Either DKC or Dartmouth may terminate this Agreement at any time upon the material breach of the Agreement by the other Party; provided, that the terminating Party provided thirty (30) days written notice of the breach and intent to terminate and the breaching Party does not cure the breach within the thirty (30) day notice period.

     (e) Either DKC or Dartmouth may terminate this agreement immediately upon written notice in the event the other Party has the insurance coverage required under Section 5 above canceled or reduced (voluntarily or involuntarily).

8.2. Upon termination or expiration of this Agreement, DKC will do the following: (i) within thirty (30) days remove authors' names and the DMS and/or DCMS names and logos from all Dartmouth Content displayed on DKC websites or Sublicensee websites; and (ii) within one (1) year, DKC and its Sublicensees shall cease using the Deliverable Content and the Dartmouth News Content. Not later than the end of the one-year period set forth immediately above, all DKC rights under the license granted in Section 3.5(b) and all sublicenses granted thereunder, shall terminate.

                                  ARTICLE IX.

                        CONFIDENTIALITY AND ADVERTISING

9.1. Each Party agrees to maintain confidentiality concerning the other Party's confidential information. For purposes of this Agreement, Confidential Information means information in whatever form furnished to a Party by or on behalf of the other Party and designated as confidential by the furnishing party, including but not limited to patient care, business, strategic planning, financial, technical, trade secrets or other proprietary information, written or oral, acquired, shared, developed or provided under this Agreement.
Confidential Information does not include information which is not designated Confidential by the furnishing Party or which the Party receiving such information can demonstrate (i) is generally available to or known by the public other than as a result of disclosure by such Party, or (ii) was obtained by the Party receiving such information from a source other than the Party furnishing such information, provided that such source is not bound by a duty of confidentiality to the Party furnishing such information or another person or entity with respect to such information. Each Party agrees not to use, disclose, distribute or allow access to such Confidential Information by any other person or organization, other than those who have a need to know of the information in order to perform their obligations under this Agreement. Nothing contained in this Section 9 shall prevent either party from disclosing any Confidential Information of the other party to:

          (i) regulatory agencies, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed;

          (ii) accountants, banks, or another financing source (or their advisors) or in connection with a merger, acquisition or securities offering; or

          (iii) third parties as required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party

                                   10 of 16
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to seek a protective order or otherwise prevent disclosure of the other party's
Confidential Information.

9.2. Upon request by either Party, at any time, the other Party shall promptly return to the Party furnishing such Confidential Information the original and all copies of all non-oral Confidential Information furnished by such Party. Each Party shall, upon request of the other Party, certify its compliance with this Paragraph 9.2.

9.3. Dartmouth agrees that in additional to the obligations set forth in this
Section 9, it will protect DKC Highly Confidential Information by keeping such information in a locked desk with restricted access, on a stand-alone, non-networked workstation, and shall keep, and make available to DKC, a log of all
employees given access to Highly Confidential Information.   Dartmouth agrees to
provide DKC Highly Confidential Information only to those employees with a need to know, which in no event shall exceed four (4) employees.

                                  ARTICLE X.

                             RESTRICTIVE COVENANTS

Non-Solicitation:  So long as this Agreement is in effect, and for twelve (12)
----------------
months following termination of the Agreement, for any reason, neither DKC or Dartmouth nor any of their employees or agents shall, directly or indirectly, solicit, hire, or attempt to solicit or hire, any employees of the other, unless otherwise approved by the other Party.

                                  ARTICLE XI.

                              EQUITABLE REMEDIES

DKC and Dartmouth acknowledge that the restrictions contained in Sections 9 and 10 are reasonable and necessary to protect the legitimate business interests of the Parties, and that any violation of such restrictions would result in irreparable injury to such Party. The Parties acknowledge that damages alone shall not be an adequate remedy for breach of such covenants. Accordingly, each Party agrees that, in addition to any other rights or remedies which the other Party may have at law or in equity, the non-breaching Party shall be entitled to specific performance and injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by the other Party.

                                 ARTICLE XII.

                           DATE SENSITIVE TECHNOLOGY

DKC shall ensure that date sensitive technologies for all products shall be capable of correctly performing all functions, calculations, comparisons, sequencing, displays and other processing of calendar dates and date related data before, during, and after the year 2000 without error or degradation of performance.

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                                 ARTICLE XIII.

                                 MISCELLANEOUS

13.1.  Independent Contractors:  DKC and Dartmouth hereby agree that their
       -----------------------
relationship is that of independent contractors, and nothing in this Agreement shall create nor be deemed to create, a joint venture, partnership, principal/agent, employer/employee, or any other form of relationship other than that of independent contractors.

13.2.  Assignment.  Neither party may assign or delegate this Agreement or any
       ----------
of its licenses, rights or duties under this Agreement without the prior written consent of the other, except that either party may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business, stock, or assets, and which has assumed in writing or by operation of law its obligations under this Agreement. Each party agrees that in any merger in which it is not the surviving company, the surviving company will assume, in writing or by operation of law, such party's obligations under this Agreement. Subject to the foregoing, the provisions of this Agreement shall apply to and bind the successors and permitted assigns of the parties.



13.3.  Amendment:  This Agreement may only be amended in a writing signed by an
       ----------
authorized representative of DKC and Dartmouth.

13.4.  Waiver:  The failure of either Party to enforce any provision hereof at
       -------
any time shall not be construed to be a waiver of such provision nor of the right of that Party thereafter to enforce each and every provision of this Agreement.

13.5.  Notices:  All notices or other communications required or permitted under
       --------
this Agreement shall be deemed duly given if in writing and delivered personally or sent by overnight mail, certified or registered mail:

          If to DKC;


          To:  drkoop.com, Inc.
               8920 Business Park Drive
               Suite 200
               Austin, Texas 78759
               Attention: President

          If to Dartmouth:

          To:  John Baldwin, M.D.
               Dean
               Dartmouth Medical School
               1 Medical Center Drive
               Lebanon, N.H. 03756

                                   12 of 16

13.6.  Entire Agreement:  This Agreement constitutes the entire Agreement
       -----------------
between the Parties and supersedes all previous agreements or understandings with respect to the development of this collaborative Agreement.

13.7.  Governing Law:  This Agreement shall be construed and enforced in
       --------------
accordance with the laws of the state of Delaware as applied to agreements entered into and to be performed entirely within the State of Delaware between Delaware residents.

13.8.  Survival:  The following sections of this Agreement shall survive any
       ---------
termination of this Agreement: 3.5(a), 3.5(b) (for the period of one year from the Effective Date), 3.5(c) (only to the extent set forth in 3.6(c)), 6 (for the period of one year from the Effective Date), 8, 9, 10, 11 and 13.

                                   13 of 16

13.9.  Counterparts: This Agreement may be executed in one or more counterpart
       -------------
copies, each of which shall be deemed an original and all of which shall together be deemed to constitute one agreement.

13.10. Limitation of Liability.  EXCEPT FOR BREACHES OF SECTION 3.5 OR 9, OR
       -----------------------
FOR LIABILITY ARISING OUT OF A PARTY'S OBLIGATIONS UNDER SECTION 6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, (INCLUDING WITHOUT LIMITATION LOST DATA, LOST PROFITS, LOST SAVINGS, OR LOSS OF GOODWILL) OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE IN ADVANCE.

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written:

Trustees of Dartmouth College        drkoop.com, Inc.



By: /s/ John C. Baldwin                    By: /s/ Donald W. Hackett
    ----------------------------------         --------------------------------

Print Name: John C. Baldwin                Print Name: Donald W. Hackett
            --------------------------                -------------------------

Title: Dean, Dartmouth Medical School      Title:     CEO/President
      --------------------------------           ------------------------------

Date:     March 29, 1999                   Date:   3/30/99
     ---------------------------------          -------------------------------

                                   14 of 16

                                  SCHEDULE A

                              DELIVERABLE CONTENT


              [TO BE PROVIDED BY DKC ON OR BEFORE APRIL 1, 1999]

                                   15 of 16

                                  SCHEDULE B
                             EXISTING PENN CONTENT

     Dartmouth will provide a review for all content found on drkoop.com originally produced by University of Pennsylvania. This review of existing content will cover fact-checking to ensure medical accuracy and re-writing of this content.

Health Topics to be included in Dartmouth Review in order of importance:



First 10:
---------
                                            Epilepsy
Allergies                                   Lower Back Pain
Arthritis                                   Lyme Disease
Asthma                                      Macular Degeneration
Cancer (all)                                Medications
Alzheimer's                                 Fibroids
Coronary Artery Disease                     Multiple Sclerosis
Depression                                  Ear, Nose and Throat
Diabetes                                    Osteoporosis
Hepatitis C                                 Pregnancy and Birth
Stroke


Second 10:                                  Remaining:
----------                                  ---------

GERD                                        Psoriasis
Osteoarthritis                              Sexual Health
Hepatitis C                                 Skin Care
Hypertension                                Sleep Apnea
Hyperthyroidism                             Anorexia and Bulimia
Menopause                                   Cataracts
Stress                                      Cold and Flu
Endometriosis                               Dyspepsia
Hypertension                                Insomnia
Headache/Migraine









Third 10:
--------

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